Exhibit 10.1

LIFELOCK, INC.
THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of the 20th day of January, 2016, by and between LIFELOCK, INC., a Delaware corporation (the “Company”), and RICHARD TODD DAVIS (the “Executive”).
RECITALS
WHEREAS, the Company and the Executive are parties to that certain Second Amended and Restated Employment Agreement, dated as of September 14, 2012, as amended by the First Amendment to Second Amended and Restated Employment Agreement (the “Prior Agreement”); and
WHEREAS, the Company and the Executive desire to enter into this Agreement to amend, restate, and supersede the Prior Agreement; and
WHEREAS, the Company desires to continue to employ the Executive and the Executive desires to continue to be employed by the Company, upon the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and the Executive hereby agree as follows:
1.Employment.
1.1.Employment and Term. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue to serve the Company, on the terms and conditions set forth herein. The Executive understands and agrees that employment with the Company and under this Agreement is “at will.” The Executive’s employment may be terminated by the Company with or without Cause (as hereinafter defined), with or without notice, and without resort to any specific disciplinary procedure or process at any time, subject to the provisions of Section 3 herein, and the Executive may resign or otherwise terminate his employment with the Company at any time, with or without any reason, and with or without notice, except as otherwise may be required by Section 3.5 of this Agreement. The effective date of this Agreement will be March 1, 2016 (the “Effective Date”).
1.2.Duties of the Executive. The Executive shall serve as the Vice Chairman of the Company’s Board of Directors (the “Board”) and as an employee and executive officer of the Company (collectively, “Executive Vice Chairman”), shall diligently perform all services as may be reasonably assigned to him by the Board or the Chief Executive Officer of the Company (the “CEO”), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive’s assigned duties will be consistent with his position as a senior executive (for example, but not by way of limitation, they may include support in the transition of the CEO role, strategic planning or business development). For the avoidance of doubt, the Executive’s transition from his prior role as described in the Prior Agreement to the Executive Vice Chairman role as described in this Agreement will not entitle the Executive to any severance payments and benefits under this Agreement or the superseded Prior Agreement. During his employment, the Executive shall devote his full business time, energy, and ability exclusively to the business and interests of the Company, and shall not, without the Company’s prior written consent, render to others services of any kind for compensation, or engage in any other business activity that would in any way materially interfere with the Executive’s performance of his duties under this Agreement. In his capacity as Executive Vice Chairman, the Executive shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of the Company, subject to the policies and procedures set by the Company. It shall not be a violation of this Agreement for the Executive, and the Executive shall be permitted, to (a) serve on corporate, civic, or charitable boards or committees; provided, however, that other than any such corporate boards or committees that the Executive serves on as of the Effective Date as specified in Exhibit A attached hereto, the Executive shall not serve on any corporate boards or committees without the prior approval of the Company, which approval shall not be unreasonably withheld; (b) deliver lectures, fulfill speaking engagements, or teach at educational institutions; and (c) manage personal investments, in each case as long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.
1.3.Place of Performance. In connection with his employment by the Company, the Executive shall be based at the Company’s principal executive offices in Tempe, Arizona.
2.Compensation.
2.1.Base Salary. The Executive shall continue to receive a base salary at the monthly rate of $33,333.33 (the “Base Salary”), which is $400,000.00 on an annualized basis, during the term of this Agreement, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule (but not less frequently than monthly), subject to applicable withholding and other taxes. The Base Salary shall be reviewed by the Board and may, by action and in the sole discretion of the Board (or any authorized committee thereof), be adjusted at any time or from time to time. Such Base Salary as adjusted shall be considered the “Base Salary.” For the avoidance of doubt, as of the Effective Date, it is expected that the Base Salary will be reduced following the Executive’s first year of service as Vice Chairman.
2.2.Incentive Compensation. In the sole discretion of the Board (or any authorized committee thereof), the Executive may be entitled to receive a target bonus payment of up to $100,000 for the 12‑month period beginning on the Effective Date (the “Performance Period”). Incentive compensation shall not be prorated for the Performance Period during the Executive’s employment with the Company, including if the Executive’s employment terminates prior to the end of the Performance Period. Any incentive compensation payable for the Performance Period shall be paid to the Executive after completion of the Performance Period, but in no event later than March 15th of the calendar year immediately following the calendar year in which the Performance Period ends.
2.3.Stock-Based Compensation. For as long as the Executive provides services as Executive Vice Chairman (or otherwise as an employee or consultant of the Company or member of the Board), the Executive will continue to time‑vest in the outstanding equity awards granted by the Company to the Executive prior to the Effective Date, all as provided in the applicable equity award agreements and the Company’s equity plan(s) under which the equity awards were granted (the “Equity Documents”).
2.4.Expense Reimbursement. During the term of the Executive’s employment with the Company hereunder, upon the submission of reasonable and satisfactory supporting documentation by the Executive consistent with the expense reimbursement policy of the Company, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive in the course of and pursuant to the business of the Company, including, without limitation, expenses related to travel and entertainment and any required professional dues and fees. Except as expressly provided otherwise herein, no reimbursement payable to the Executive pursuant to any provision of this Agreement or pursuant to any plan or arrangement of the Company shall be paid later than the last day of the calendar year following the calendar year in which the related expense was incurred, and no such reimbursement during any calendar year shall affect the amounts eligible for reimbursement in any other calendar year, except, in each case, to the extent that the right to reimbursement does not provide for a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final regulations and any formal guidance thereunder (“Section 409A”).
2.5.Welfare Benefit Plans. During the term of the Executive’s employment with the Company hereunder, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under those welfare benefit plans, practices, policies, and programs provided by the Company (including, without limitation, medical, prescription, dental, vision, disability, salary continuance, employee life, group life, accidental death, and travel accident insurance plans and programs), at least as favorable as the most favorable of such plans, practices, policies, and programs in effect at any time hereafter with respect to other key executives of the Company.
2.6.Vacation. During the term of the Executive’s employment with the Company hereunder, the Executive shall be entitled to vacation benefits in accordance with the Company’s policies and practices for paid vacation applicable to its employees.
2.7.No Compensation for Board Service. While the Executive remains an employee of the Company, the Executive will not receive any additional compensation for his services as a member, or Vice Chairman, of the Board. If the Executive continues on the Board following his termination of employment, any compensation for Executive’s future Board service will be determined by the Board (including, for purposes of clarity, and without limitation, that the Board may determine that no fees or other compensation will be paid to the Executive while he is a non‑employee member of the Board).
3.Termination.
3.1.Termination for Cause. Notwithstanding anything contained in this Agreement to the contrary, this Agreement and the Executive’s employment hereunder may be terminated by the Company for Cause. As used in this Agreement, “Cause” shall mean (a) an act or acts of personal dishonesty, fraud, or embezzlement by the Executive; (b) violation by the Executive of the Executive’s obligations under this Agreement or the Proprietary Rights Agreement (as hereinafter defined) that are demonstrably willful and deliberate on the Executive’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company; (c) any willful or deliberate refusal to follow the requests or instructions of the Board or the CEO and which are not remedied in a reasonable period of time after receipt of written notice from the Company; or (d) the conviction of the Executive for any criminal act that is a felony or that is a crime involving acts of personal dishonesty causing material harm to the standing and reputation of the Company. Any termination for Cause shall be made in writing to the Executive, which notice shall set forth in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 3.1, the Executive shall be entitled to be paid his Base Salary through the date of termination within ten days after such termination (or on such earlier date as may be required by applicable law) and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and any rights the Executive and/or the Executive’s family may have under the terms of the welfare benefit plans described in Section 2.5).
3.2.Disability. Notwithstanding anything contained in this Agreement to the contrary, the Company, by written notice to the Executive, shall at all times have the right to terminate this Agreement and the Executive’s employment hereunder if the Executive shall, as the result of mental or physical incapacity, illness, or disability, fail to perform his duties and responsibilities provided for herein for a period of more than 90 consecutive days in any 12-month period. Upon any termination pursuant to this Section 3.2, the Executive shall be entitled to be paid his Base Salary through the date of termination within ten days after such termination (or on such earlier date as may be required by applicable law) and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and any rights the Executive and/or the Executive’s family may have under the terms of the welfare benefit plans described in Section 2.5).
3.3.Death. In the event of the death of the Executive during the term of his employment hereunder, the Company shall pay to the estate of the deceased Executive an amount equal to any unpaid amounts of his Base Salary through the date of his death within ten days after his death (or on such earlier date as may be required by applicable law) and the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death and any rights the Executive and/or the Executive’s family may have under the terms of the welfare benefit plans described in Section 2.5).
3.4.Termination Without Cause. At any time the Company shall have the right to terminate this Agreement and the Executive’s employment hereunder without Cause by written notice to the Executive; provided, however, that the Company shall (a) pay to the Executive any unpaid Base Salary accrued through the effective date of termination specified in such notice within ten days after such termination (or on such earlier date as may be required by applicable law), and (b) subject to the execution by the Executive of a release agreement containing standard terms in the form generally used by the Company (the “Release”), pay to the Executive, (i) in monthly installments consistent with the Company’s normal payroll schedule during the 18-month period following termination (the “Continuance Period”), an amount equal to 18 months of the Executive’s Base Salary at the time of termination, and (ii) a single, lump sum amount equal to 36 times the monthly COBRA premiums that would be necessary to permit the Executive to continue group insurance coverage under the Company’s plans (which premium will be determined based on the amount of the COBRA premiums the Executive otherwise would be required to pay for the first month following termination of the Executive’s employment). The Company shall be deemed to have terminated the Executive’s employment pursuant to this Section 3.4 if such employment is terminated by the Company without Cause. The Company also shall reimburse the Executive’s reasonable business expenses incurred prior to the date of termination pursuant to this Section 3.4. Payments under subparagraph (b) above shall be treated as a series of separate payments under Treasury Regulation Section 1.409A-2(b)(2)(iii), are subject to required tax and other withholdings, and shall be conditioned upon the Executive’s execution of a Release that becomes effective and irrevocable within 60 days of the Executive’s termination date. Any payments due to the Executive under subparagraph (b) above shall be forfeited if the Release does not become effective and irrevocable within 60 days after the Executive’s termination date. If the foregoing Release is executed and delivered and no longer subject to revocation within 60 days after the termination date, then the following shall apply:
i.Payment Timing for Exempt Payments. To the extent any payments due to the Executive under subparagraph (b) above are not “deferred compensation” for purposes of Section 409A and the termination of the Executive’s employment does not occur at a time during the calendar year when the Release could become effective in the calendar year immediately following the calendar year in which the termination occurs, then such payments shall commence upon the first scheduled payment date immediately after the date the Release is executed and no longer subject to revocation (the “Release Effective Date”). The first such cash payment shall include payment of all amounts that otherwise would have been due prior to the Release Effective Date under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.
ii.Payment Timing for Deferred Compensation. To the extent any payments due to the Executive under subparagraph (b) above are “deferred compensation” for purposes of Section 409A and/or in the event that the termination of the Executive’s employment occurs at a time during the calendar year when the Release could become effective in the calendar year immediately following the calendar year in which the termination occurs (regardless of which year the Release actually becomes effective and irrevocable), then subject to Section 3.6 below, such payments shall commence upon the 60th day following the termination date. The first such cash payment shall include payment of all amounts that otherwise would have been due prior thereto under the terms of this Agreement had such payments commenced immediately upon the termination date, and any payments made thereafter shall continue as provided herein. The delayed payments shall in any event expire at the time such payments would have expired had such payments commenced immediately following the termination date.
iii.Restricted Activity. In the event that the Executive’s employment terminates as specified in this Section 3.4, Executive agrees not to engage in any Restricted Activity (as defined below) during the Continuance Period. If the Executive engages in any Restricted Activity during the Continuance Period, all continuing payments and benefits to which the Executive otherwise may be entitled pursuant to Section 3.4 will cease immediately. For purposes of this Agreement, the Executive will be deemed to have engaged in “Restricted Activity” if the Executive, without the written consent of the Board, works as an employee, officer, director, consultant, contractor, adviser, or agent of any of the following companies: CSID, Experian, Equifax, TransUnion, Intersections, Affinion, EWS, Credit Karma, AllClearID, and Infoarmor, but only if the Executive’s services for such company is (A) in a business unit that conducts business substantially similar to a business of the Company for which the Executive provided more than de minimis services during the three years prior to the termination of the Executive’s employment with the Company, and (B) in a geographic area in which, at the time of termination of the Executive’s employment with the Company, the Company conducted material business. The Board or CEO may revise the list of applicable companies (which list shall not exceed ten companies) at any time upon notice to the Executive, provided that no changes shall be permitted on or after the eleventh business day following the Executive’s termination of employment.
iv.Non-solicitation. In the event that the Executive’s employment terminates as specified in this Section 3.4, the Executive agrees that, during the Continuance Period, the Executive, whether directly or indirectly, whether as an employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will not solicit any person to modify his or her employment or consulting relationship with the Company (the “Non-solicit”). If the Executive breaches his Non‑solicit obligation, all continuing payments and benefits to which the Executive otherwise may be entitled pursuant to Section 3.4 will cease immediately.
3.5.Termination by the Executive as a Result of a Constructive Termination. This Agreement and the Executive’s employment hereunder may be terminated at any time by the Executive as a result of a Constructive Termination (as hereinafter defined), upon written notice to the Company. In such event, the Executive’s termination shall be treated as if the Executive’s employment had been terminated by the Company without Cause pursuant to Section 3.4, subject to the provisions of Section 3.4. For purposes of this Agreement, “Constructive Termination” shall mean: (a) the Company’s material breach of any of the material terms and conditions required to be complied with by the Company pursuant to this Agreement; (b) a material diminution in the Executive’s title, duties, or responsibilities by the Board to a level below the Executive’s titles, duties, or responsibilities in effect immediately prior to such change; or (c) a relocation by the Company of the Executive’s principal work site to a facility or location more than 50 miles from the place of performance specified in Section 1.3 of this Agreement; provided, however, that with respect to (a), (b), and (c) above, the Executive shall first be required to provide the Company written notice of any such event which the Executive contends constitutes a Constructive Termination within 90 days of the first occurrence of such alleged event and/or breach, and thereafter provide the Company a reasonable opportunity of 30 (thirty) days to cure such event and/or breach and provided further that the Executive’s employment shall terminate no later than the date that is 90 days following the end of the cure period described above.

3.6.Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” as defined in Section 409A, solely to the extent required to avoid the imposition of additional taxes on the Executive under Section 409A, the Executive shall not be entitled to any payments or benefits the right to which provides for a “deferral of compensation” within the meaning of Section 409A, and whose payment or provision is triggered by the Executive’s termination of employment (whether such payments or benefits are provided to the Executive under this Agreement or under any other plan, program, or arrangement of the Company), until (and any portion or installments of any payments or benefits suspended hereby shall be paid in a lump sum on) the earlier of (a) the date which is the first business day following the six-month anniversary of the Executive’s Separation from Service (defined below) for any reason other than death, or (b) the Executive’s date of death, and such payments or benefits that, if not for the six month delay described herein, would be due and payable prior to such date shall be made or provided by the Company on such date. The Company shall make the determination as to whether the Executive is a “specified employee” in good faith in accordance with its general procedures adopted in accordance with Section 409A and, at the time of the Executive’s “separation of service” will notify the Executive whether or not he is a “specified employee.” In the event the Executive becomes subject to taxes or penalties arising under Section 409A solely because of the Company’s decision to implement the six month delay set forth above, the Company shall indemnify the Executive for all such Section 409A taxes and penalties actually paid by the Executive. The indemnification, if any, will be provided no later than the calendar year immediately following the calendar year in which the Executive remits the relevant taxes and penalties to the applicable taxing authority.
3.7.Potential Section 280G Reductions.
a.Notwithstanding anything in this Agreement to the contrary, in the event that it shall be determined that any payment, distribution, or other action by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of the Agreement or otherwise (a “Payment”)) would result in an “excess parachute payment” within the meaning of Section 280G(b)(i) of the Code, and the value determined in accordance with Section 280G(d)(4) of the Code of the Payments, net of all taxes imposed on the Executive (the “Net After-Tax Amount”), that the Executive would receive would be increased if the Payments were reduced, then the Payments shall be reduced by an amount (the “Reduction Amount”) so that the Net After-Tax Amount after such reduction is greatest. For purposes of determining the Net After-Tax Amount, the Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Payment is to be made, and (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.
b.Subject to the provisions of this Section 3.7(b), all determinations required to be made under this Section 3.7, including the Net After-Tax Amount, the Reduction Amount, and the Payment that is to be reduced pursuant to Section 3.7(a), and the assumptions to be utilized in arriving at such determinations, shall be made by Ernst & Young LLP (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. The Accounting Firm’s decision as to which Payments are to be reduced shall be made (i) only from Payments that the Accounting Firm determines reasonably may be characterized as “parachute payments” under Section 280G of the Code; (ii) first, only from Payments that are required to be made in cash in reverse chronological order (that is, the cash Payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first cash Payment to be reduced) and then cancellation of equity awards that were granted “contingent on a change in ownership or control” within the meaning of Code Section 280G in the reverse order of date of grant of the awards (that is, the most recently granted equity awards will be cancelled first), then followed by not vesting stock options and other equity awards in the reverse order of date of grant (that is, the vesting of the most recently granted equity awards will be cancelled first); (iii) only with respect to any amounts that are not payable pursuant to a “nonqualified deferred compensation plan” subject to Section 409A, until those payments have been reduced to zero; (iv) in reverse chronological order, to the extent that any other Payments subject to reduction are made over time (e.g., in installments); and (v) any other Payments not otherwise included in the preceding clauses (i) through (iv) above, in reverse chronological order (that is, the Payment owed on the latest date following the occurrence of the event triggering the excise tax will be the first Payment to be reduced). In no event will the Executive have any discretion with respect to the ordering of Payments in accordance with the immediately preceding sentence. In no event shall any Payments be reduced if and to the extent such reduction would cause a violation of Section 409A or other applicable law. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.
4.Proprietary Rights and Non-Employment Agreement. The Executive hereby reaffirms, acknowledges, and agrees that he is subject to the terms and conditions set forth in that certain Proprietary Rights and Non-Employment Agreement, dated as of January 8, 2008, by and between the Company and the Executive (the “Proprietary Rights Agreement”).
5.Dispute Resolution. If the parties should have a dispute arising out of or relating to this Agreement, the parties’ respective rights and duties hereunder, or any aspect of the Executive’s employment with the Company, then the parties will resolve such dispute in the manner set forth in this Section 5. For purposes of this Section 5, references to the “Company” include all parent, subsidiary, or related entities and their executives, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates, and all successors and assigns of any of them, and this Agreement shall apply to them to the extent the Executive’s claims arise out of or relate to their actions on behalf of the Company.
5.1.Mediation. Either party may at any time deliver to the other a written dispute notice setting forth a brief description of the issue for which such notice initiates the dispute resolution mechanism contemplated by this Section 5. During the 30-day period following the delivery of such notice, appropriate representatives of the parties will meet and seek to resolve the disputed issue through mediation. The parties shall select a mediator mutually acceptable to both parties. The Company shall pay the mediator’s fee in connection with any mediation conducted in accordance with this Section 5.1.
5.2.Arbitration. If representatives of the parties are unable to resolve the disputed issue through mediation, then within 10 days after the period described in Section 5.1 above, the parties will refer the issue to arbitration. The arbitration shall be conducted in Phoenix, Arizona by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association. The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the state of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof. All expenses of arbitration shall be split equally by the Company and the Executive unless applicable law requires otherwise with respect to the payment of arbitration expenses.
5.3.Adjudication. Either party is entitled to seek from any court having jurisdiction any interim or provisional relief that is necessary to protect the rights or property of that party and such claims shall not be subject to the dispute resolution procedures set forth in this Section 5. The interim or provisional relief is to remain in effect until the arbitration award is rendered or the controversy is otherwise resolved. By doing so, the party does not waive any right or remedy under this Agreement. The parties are entitled to seek judgment on the award in any court having jurisdiction thereof.
5.4.Expenses.
a.The Company shall pay all costs of any mediation under Section 5.1.
b.Upon the terms and conditions set forth in this Section 5.4(b), the Company shall advance all costs and expenses incurred by or on behalf of the Executive in connection with any arbitration proceedings under Section 5.2 (collectively, the “Arbitration Costs”). The Company shall advance to Executive a reasonable amount required to retain legal counsel in connection with a proceeding under Section 5.2 within ten days of the request of the Executive. Thereafter, the Company will advance to the Executive, within ten days after the receipt by the Company of a statement or statements from the Executive requesting additional advances from time to time, whether prior to or during any arbitration proceedings under Section 5.2, to cover the Arbitration Costs incurred by the Executive. In addition, if an arbitration award is rendered in favor of the Executive, the Company shall advance all costs and expenses incurred by or on behalf of the Executive in connection with any legal proceedings in a court of competent jurisdiction to enforce such arbitration award (collectively, the “Enforcement Costs,” and together with the Arbitration Costs, the “Costs”) within ten days after the receipt by the Company of a statement or statements from Executive requesting such advance or advances. Any such statement or statements requesting advances under this Section 5.4 shall reasonably evidence the Costs incurred. Any and all advances by the Company pursuant to this Section 5.4 are conditioned upon the Executive’s agreement to repay any Costs advanced by the Company in cash, and one or more pledges by the Executive of shares of the Company’s common stock held by the Executive. Any pledge by the Executive of shares of the Company’s common stock under this Section 5.4(b): (i) shall be evidenced by a pledge agreement in a form reasonably satisfactory to the Executive and the Company, (ii) shall be vested shares, and (iii) shall provide that the Company may foreclose upon the pledge of the shares upon a default by the Executive of his obligation to repay any advances made pursuant to this Section 5.4(b). The shares of the Company’s common stock pledged by the Executive, at the time of the advance, shall be valued based on the Fair Market Value (as hereinafter defined) of such shares on the date of the advance, and shall be a sufficient number of shares to cover the amounts advanced to the Executive. If the Fair Market Value of the pledged shares at any time is below the amount of the Costs advanced by the Company, the Company can require additional security from the Executive in the form of additional pledges of shares of the Company’s common stock held by the Executive. The Company shall be entitled to be reimbursed within 30 days of the final disposition of the arbitration proceedings for all amounts advanced to the Executive under this Section 5.4(b); provided, however, that if the Executive has commenced or thereafter commences legal proceedings in a court of competent jurisdiction to enforce an arbitration decision in favor of the Executive, the Company shall not be entitled to be reimbursed for any amounts advanced to the Executive under this Section 5.4(b) until a final judicial determination is made with respect thereto (as to which all rights of appeal therefrom have been exhausted or lapsed), and upon such final determination, the Company shall be entitled to be reimbursed within 30 days of such final judicial determination. If the Executive fails to repay the Company in cash for the Costs advanced under this Section 5.4(b), the Company shall have the right to foreclose upon the pledged shares in addition to any other remedies available to the Company to recover all advances made to the Executive pursuant to this Section 5.4(b). Upon a foreclosure, the value of the pledged shares shall be the Fair Market Value of such shares on the date of foreclosure. As used in this Section 5.4(b), “Fair Market Value” shall mean (A) if the shares are not subject to investment letter or other similar restrictions on free marketability, then (1) if traded on a securities exchange, the closing price per share on the relevant date, or (2) if actively traded over-the-counter, the closing bid or sales price per share on the relevant date, or (3) if there is no active public market, as determined in good faith by the Board, and (B) if the shares are subject to investment letter or other similar restrictions on free marketability (other than solely by virtue of the Executive’s status as an affiliate or former affiliate of the Company), as determined in good faith by the Board and including an appropriate discount from the market value as determined in preceding clause (A). The Executive’s rights to advanced amounts are, in each case, subject to the following additional requirements: (i) the right to this benefit is limited to fees and costs incurred during the Executive’s lifetime; (ii) the Executive must submit documentation of the fees to be advanced no later than thirty (30) days following the end of the Executive’s taxable year in which the fees were incurred; (iii) the amount of any advanced payments provided during one taxable year will not affect the expenses eligible for payment by the Company in any other taxable year; and (iv) the right to any advance payment will not be subject to liquidation or exchange for another benefit or payment. [The preceding sentence is intended to improve section 409A compliance and is not intended to diminish the Executive’s right to payment.]
6.Equity Acceleration. All equity awards granted by the Company to the Executive after the Effective Date that are subject to time-based vesting (including those equity awards that have performance criteria that have been satisfied) (the “Equity Awards”) will provide that in the event that (a) there is a “Change in Control” as defined in Section 9 of the Company’s 2012 Incentive Compensation Plan (or as defined in a successor plan thereto under which the Equity Award is granted, as applicable) while the Equity Award is outstanding, and (b) during the period beginning 2 months prior to such Change in Control and ending 12 months following such Change in Control, either (x) the Company terminates the Executive’s employment with the Company without Cause, or (y) the Executive terminates her employment with the Company as a result of a Constructive Termination, then the Equity Award will accelerate vesting (and become exercisable, with respect to any Equity Award that is a stock option or other similar award type) as to 100% of the number of shares of Company common stock subject to the Equity Award not already vested, as of the date of the termination of the Executive’s employment.
7.Payment of Attorneys’ Fees for Review/Negotiation of Agreement. The Company agrees to reimburse up to Ten Thousand Dollars ($10,000) for the attorneys’ fees incurred by the Executive for the review and negotiations of this Agreement. The reimbursement will be made no later than March 15, 2017.
8.Miscellaneous.
8.1.Governing Law. Except to the extent provided in Section 8.12 below, this Agreement shall be governed by and construed in accordance with the laws of the state of Arizona, excluding that body of law relating to conflict of laws. In any action between any of the parties arising out of or relating to this Agreement, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Arizona.
8.2.Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Company:    LifeLock, Inc.
Attn: General Counsel
60 East Rio Salado Parkway
Suite 400
Tempe, Arizona 85281
If to the Executive:    Todd Davis
at Executive’s most current home address on file

or to such other addresses as either party hereto may from time to time give notice of to the other in the aforesaid manner.
8.3.Successors.
a.This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.
b.This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
8.4.Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.
8.5.Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
8.6.Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other party damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement.
8.7.No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person (other than the parties hereto and, in the case of the Executive, his heirs, personal representative(s), and/or legal representative) any rights or remedies under or by reason of this Agreement.
8.8.Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the parties reflected hereon as the signatories.
8.9.Entire Agreement. This Agreement amends, restates, and supersedes in its entirety the provisions of the Prior Agreement; provided, however, that nothing herein shall adversely effect the compensation, stock awards, and other benefits heretofore paid, granted, or otherwise provided by the Company to the Executive prior to the date hereof. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written (including without limitation the Prior Agreement), except as herein contained, and excluding the Proprietary Rights Agreement and the Equity Documents. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both parties hereto.
8.10.Paragraph Headings. The paragraph headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

8.11.Gender. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.
8.12.Section 409A. This Agreement is intended to satisfy the requirements of Section 409A with respect to amounts subject thereto, and shall be interpreted and construed consistent with such intent (including that any ambiguities or ambiguous terms in this Agreement will be interpreted to comply with or otherwise be exempt from Section 409A) so that none of the payments under this Agreement will be subject to the additional tax imposed under Section 409A; provided that, notwithstanding the other provisions of this subsection and the paragraph above entitled “Specified Employee,” with respect to any right to a payment or benefit hereunder (or portion thereof) that does not otherwise provide for a “deferral of compensation” within the meaning of Section 409A, it is the intent of the parties that such payment or benefit will not so provide. In no event will the Executive have discretion to determine the taxable year of payment that constitutes “deferred compensation” within the meaning of Section 409A.
(a)Notwithstanding any provision of this Agreement to the contrary, no severance payments and benefits to be made or provided to the Executive, if any, under this Agreement that, when considered together with any other severance payments or separation benefits, are considered “deferred compensation” under Section 409A (collectively, the “Deferred Payments”) will be made or provided until the Executive has a Separation from Service (defined below). Similarly, no severance payments and benefits to be made or provided to the Executive under this Agreement, if any, that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be made or provided until the Executive has a Separation from Service (defined below).
(b)Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) will not constitute Deferred Payments for purposes of Section 8.12(a) above. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary Separation from Service pursuant to the separation pay rules under Treasury Regulation Section 1.409A-1(b)(9)(iii) that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of Section 8.12(a) above. For purposes of this Agreement, “Section 409A Limit” means two (2) times the lesser of: (i) the Executive’s annualized compensation based upon the annual rate of pay paid to the Executive during the Executive’s taxable year preceding the Executive’s taxable year in which the termination of Executive’s employment with the Company occurs, as determined under, and with such adjustments as are set forth in, Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (b) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the termination of the Executive’s employment with the Company occurs.
(c)Furthermore, if either party notifies the other in writing that, based on the advice of legal counsel, one or more of the provisions of this Agreement contravenes any regulations or Treasury guidance promulgated under Section 409A or causes any amounts to be subject to interest or penalties under Section 409A, the parties shall promptly and reasonably consult with each other (and with their legal counsel), and shall use their reasonable best efforts, to reform the provisions hereof to (i) maintain to the maximum extent practicable the original intent of the applicable provisions without violating the provisions of Section 409A or increasing the costs to the Company of providing the applicable benefit or payment, and (ii) to the extent practicable, to avoid the imposition of any tax, interest, or other penalties under Section 409A upon the Executive or the Company. To the extent required to be exempt from or to comply with Section 409A, references to a termination of employment, employment termination, or similar phrases will be references to a Separation from Service (defined below). Except for the limited extent specified in Section 3.6 above, in no event will the Company reimburse the Executive for any taxes imposed or other costs incurred as a result of Section 409A.
(d)For purposes of this Agreement, the Executive shall be treated as having a “Separation from Service” on that date which the Executive and the Company reasonably anticipate that the level of bona fide services to be provided by the Executive will be permanently reduced to 20% or less of the average level of bona fide services provided by Executive in the immediately preceding period of 36 consecutive months. If the Executive is on a paid leave of absence, the Executive is treated as providing services at a level equal to the level of services that the Executive would have been required to perform to earn the amount of compensation paid during the paid leave of absence. If the Executive is on an unpaid leave of absence, the employment relationship is presumed to terminate on the earlier of (i) the date the Executive loses his statutory or contractual right to re-employment (but not sooner than six months after the unpaid leave of absence began) or (ii) the date that there is no longer a reasonable expectation that the Executive will return to perform services for the Company.

[signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.
THE COMPANY:
LIFELOCK, INC.
By:
Chris Power, CFO

THE EXECUTIVE:

RICHARD TODD DAVIS

SIGNATURE PAGE TO THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT - TODD DAVIS

EXHIBIT A
CORPORATE BOARDS AND COMMITTEES

Boys and Girls Club of Metropolitan Phoenix
Conquer Paralysis Now
GetInsured, Inc.

EXHIBIT A TO THIRD AMENDED AND RESTATED
EMPLOYMENT AGREEMENT - TODD DAVIS